[AMERIHOST LOGO]



                        OFFER TO PURCHASE FOR CASH UP TO
                      1,000,000 SHARES OF ITS COMMON STOCK

                   AT A PURCHASE PRICE NOT GREATER THAN $4.00
                         NOR LESS THAN $3.375 PER SHARE


            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
                 AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY,
                   JUNE 2, 1999, UNLESS THE OFFER IS EXTENDED.




         Amerihost Properties, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, $.005 par value per share (the "Shares") to the Company at prices not greater than $4.00 nor less than $3.375 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $4.00 nor less than $3.375 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $4.00 nor less than $3.375 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms hereof.

         The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

         The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT, OTHER THAN MR. BERNARDO, A DIRECTOR OF THE COMPANY WHO MAY TENDER UP TO 20,000 SHARES, NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. ANY SHARES TENDERED BY MR. BERNARDO MAY BE PURCHASED BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE OFFER IN THE SAME MANNER AS SHARES TENDERED BY ANY OTHER STOCKHOLDER OF THE COMPANY.




               The date of this Offer to Purchase is May 3, 1999.

                                    IMPORTANT




         Any stockholders desiring to tender all or any portion of their Shares should either:

                  (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee, or transmit an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, in each case with any other required documents to Harris Trust and Savings Bank (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or

                  (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder.

         A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

         Stockholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

         TO EFFECT A VALID TENDER OF THEIR SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Company at its address and telephone number set forth on the back cover of this Offer to Purchase.

         THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                Table of Contents

SECTION                                                                     PAGE

Summary.................................................................      1

Introduction............................................................      2

The Offer...............................................................      3
 1.  Number of Shares; Proration........................................      3
 2.  Tenders by Owners of Fewer Than 100 Shares.........................      4
 3.  Procedure for Tendering Shares.....................................      5
 4.  Withdrawal Rights..................................................      9
 5.  Purchase of Shares and Payment of Purchase Price...................      9
 6.  Certain Conditions of the Offer....................................     10
 7.  Price Range of Shares; Dividends...................................     12
 8.  Background and Purpose of the Offer; Certain Effects
     of the Offer.................................. ....................     12
 9.  Interests of Directors and Executive Officers; Transactions
     and Arrangements Concerning the Shares ............................     14
10.  Source and Amount of Funds.........................................     15
11.  Certain Information About the Company..............................     15
12.  Effects of the Offer on the Market for Shares; Registration
     Under the Exchange Act................. ...........................     18
13.  Certain Legal Matters; Regulatory Approvals........................     18
14.  Certain U.S. Federal Income Tax Consequences.......................     19
15.  Extension of the Offer; Termination; Amendments....................     22
16.  Fees and Expenses..................................................     22
17.  Miscellaneous......................................................     23

Schedule I -- Certain Transactions Involving Shares.....................     24

                                     SUMMARY

         This general summary is provided for the convenience of the Company's stockholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be Purchased......     1,000,000   Shares  (or  such  lesser
                                           number  of  Shares  as  are   validly
                                           tendered).

Purchase Price........................     The Company  will  determine a single
                                           per Share net cash price, not greater
                                           than  $4.00 nor less than  $3.375 per
                                           Share,  that it will  pay for  Shares
                                           validly tendered. All Shares acquired
                                           in the Offer will be  acquired at the
                                           Purchase Price even if tendered below
                                           the Purchase Price.  Each stockholder
                                           desiring  to tender  Shares  must (i)
                                           specify in the Letter of  Transmittal
                                           the minimum  price (not  greater than
                                           $4.00 nor less than $3.375 per Share)
                                           at which such  stockholder is willing
                                           to  have  Shares   purchased  by  the
                                           Company  or (ii)  elect to have  such
                                           stockholder's  Shares  purchased at a
                                           price determined by the Dutch Auction
                                           tender process, which could result in
                                           such Shares  being  purchased  at the
                                           minimum price of $3.375 per Share.

How to Tender Shares..................     See  Section  3. Call the  Company or
                                           consult your broker for assistance.

Brokerage Commissions.................     None.

Stock Transfer Tax....................     None,  if  payment  is  made  to  the
                                           registered holder. See Section 5.

Expiration and Proration Dates........     Wednesday,  June  2,  1999,  at  5:00
                                           p.m.,  New  York  City  Time,  unless
                                           extended by the Company.

Payment Date..........................     As  soon  as  practicable  after  the
                                           Expiration Date.

Position of the Company and its
  Directors ..........................     Neither  the Company nor its Board of
                                           Directors makes any recommendation to
                                           any  stockholder  as  to  whether  to
                                           tender  or  refrain  from   tendering
                                           Shares.

Withdrawal Rights.....................     Tendered  Shares may be  withdrawn at
                                           any time until  5:00  p.m.,  New York
                                           City  Time,  on  Wednesday,  June  2,
                                           1999, unless the Offer is extended by
                                           the Company  and,  unless  previously
                                           purchased,  after 12:00 Midnight, New
                                           York City Time, on Tuesday,  June 29,
                                           1999. See Section 4.

Odd Lots..............................     There will be no  proration of Shares
                                           tendered  by any  stockholder  owning
                                           beneficially fewer than 100 Shares in
                                           the  aggregate  as of April 15, 1999,
                                           and  continuing to  beneficially  own
                                           fewer   than   100   Shares   on  the
                                           Expiration  Date, and who tenders all
                                           such Shares at or below the  Purchase
                                           Price  prior to the  Expiration  Date
                                           and who  checks the "Odd Lots" box in
                                           the Letter of Transmittal.

Further Developments Regarding
  the Offer ..........................     Call  the  Company  or  consult  your
                                           broker.

                                  INTRODUCTION

         Amerihost Properties, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its common stock, $.005 par value per share (the "Shares") to the Company at prices not greater than $4.00 nor less than $3.375 per Share in cash, specified by tendering stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $4.00 nor less than $3.375 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $4.00 nor less than $3.375 per Share). The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

         The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

         If, before the Expiration Date, more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other stockholders who validly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration.

         The Purchase Price will be paid net to the tendering stockholder in cash for all Shares purchased. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See
Section 3. In addition, the Company will pay all fees and expenses of Harris Trust and Savings Bank (the "Depositary") in connection with the Offer. See
Section 16.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT, OTHER THAN MR. BERNARDO, A DIRECTOR OF THE COMPANY WHO MAY TENDER UP TO 20,000 SHARES, NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. ANY SHARES TENDERED BY MR. BERNARDO MAY BE PURCHASED BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE OFFER IN THE SAME MANNER AS SHARES TENDERED BY ANY OTHER STOCKHOLDER OF THE COMPANY.

         As of the close of business on April 27, 1999, there were 6,043,132 Shares outstanding and 2,031,033 Shares issuable upon exercise of outstanding stock options under the Company's Stock Option Plan, warrants or other convertible securities issued by the Company. The 1,000,000 Shares that the Company is offering to purchase represent approximately 16.6% of the outstanding Shares (approximately 12.4% assuming the exercise of all outstanding options, warrants and other convertible securities). The funds necessary to consummate the Offer will be provided through borrowings under the Company's Line-of-Credit (as defined in Section 10) or cash held by the Company.

         The Shares are listed on the Nasdaq National Market ("Nasdaq") under the symbol "HOST." On April 27, 1999 the closing per Share sales price as reported by Nasdaq was $3.375. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


                                    THE OFFER

1.  NUMBER OF SHARES; PRORATION.

         Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 1,000,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $4.00 nor less than $3.375 per Share. The term "Expiration Date" means 5:00 p.m., New York City Time, on Wednesday, June 2, 1999, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 1,000,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number as are validly tendered at prices not greater than $4.00 nor less than $3.375 per Share).

         The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer.

         If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City Time.

         The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See
Section 6.

         In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must (i) specify the price (not greater than $4.00 nor less than $3.375 per Share) at which such stockholder is willing to have the Company purchase Shares or (ii) elect to have such stockholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $3.375 per Share.

         As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than

$4.00 nor less than $3.375 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

         If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

         PRIORITY. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

                  (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

                           (a) tenders all Shares beneficially owned by such Odd
                  Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

                           (b) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

                  (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis.

         PRORATION. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to stockholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such stockholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Stockholders can obtain such preliminary information from the Depositary and may be able to obtain such information from their brokers.

         As described in Section 14, the number of Shares that the Company will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of such purchase and therefore may be relevant to a stockholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of April 15, 1999 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

         The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of stockholders who beneficially owned as of the close of business on April 15, 1999, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). See Section 1. To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares that such Odd Lot Owner beneficially owns. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate, even if such owners have separate stock certificates for fewer than 100 such Shares.

         Any Odd Lot Owner wishing to tender all Shares beneficially owned by such stockholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal the price at which such Shares are being tendered, or may elect to have all of such Shares purchased at the Purchase Price determined by the Dutch Auction tender process. See Section 3. Stockholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on the Nasdaq.

         As of April 15, 1999, there were approximately 1,380 holders of record of Shares. Approximately 51.2% of these holders of record held individually fewer than 100 Shares and held in the aggregate 28,883 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

         The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any stockholder who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES.

         PROPER TENDER OF SHARES. For Shares to be validly tendered pursuant to the Offer:

                  (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, in each case together with any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., New York City Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

                  (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

         AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH STOCKHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT A PRICE DETERMINED BY STOCKHOLDER."

         A STOCKHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT SUCH STOCKHOLDER'S SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH STOCKHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.375 PER SHARE. A STOCKHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $.125) AT WHICH SUCH STOCKHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" OF THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A STOCKHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

         A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" IS CHECKED.

         Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

         SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If a certificate representing Shares is registered in the name of a person other then the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together with any other documents required by the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer
Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

         Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, in each case together with any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer

Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

         GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

                  (i) such tender is made by or through an Eligible Institution;

                  (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

                  (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City Time, on the third Nasdaq trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

         RETURN OF UNPURCHASED SHARES. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to such stockholder.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-9, signed under penalties of perjury, attesting to that stockholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to the withholding.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

         For  a  discussion  of  certain   United  States   federal  income  tax
consequences to tendering stockholders, see Section 14.

         WITHHOLDING FOR FOREIGN STOCKHOLDERS. Even if a foreign stockholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING
ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. See Instructions 13 and 14 of the Letter of Transmittal.

         TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in the Shares and will deliver or cause to be delivered
(i) such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer.

         Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder's representation and warranty to the Company that (i) such stockholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

         DETERMINATIONS OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or by any particular stockholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. Neither the Company nor the Depositary, or any other person, is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY MAY NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE MAY BE DEEMED TO BE NOT VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City Time, on Tuesday, June 29, 1999.

         For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

         If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

         All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company nor the Depositary, or any other person, is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

         Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

         If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

         Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, in each case together with any other required documents.

         Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to the tendering stockholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment.

         Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer, without expense to the tendering stockholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

         The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

         Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal may be subject to required backup U.S. federal income tax withholding of 31% of the gross proceeds paid to such stockholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding U.S. federal income tax consequences for foreign stockholders.

6.  CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after May 3, 1999 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

                  (a) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

                  (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

                  (c)  there shall have occurred

                           (i) the declaration of any banking  moratorium or any
                  suspension of payments in respect of banks in the United States (whether or not mandatory);

                           (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                           (iii) the commencement of a war, armed hostilities or
                  any  other  national  or  international   crisis  directly  or
                  indirectly involving the United States;

                           (iv) any limitation (whether or not mandatory) by any
                  governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might materially affect, the extension of credit by banks or other lending institutions in the United States;

                           (v) any  significant  decrease in the market price of
                  the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in the sole judgment of the Company, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing of the Offer;

                           (vi) in the case of any of the foregoing  existing at
                  the time of the announcement of the Offer, a material acceleration or worsening thereof; or

                           (vii) any decline in either the Dow Jones  Industrial
                  Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on April 30, 1999; or

                  (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

                  (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on April 30, 1999) or
         (ii) any such person or group that on or prior to April 30, 1999 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

                  (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares.

         The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "HOST." As of April 15, 1999, there were approximately 1,380 holders of record of the Company's Common Stock. The following table shows the range of reported high and low closing prices per share.
                                                       High($)          Low($)
                                                       -------          ------
FISCAL 1997
   First quarter                                         7.63              5.31
   Second quarter                                        7.88              6.06
   Third quarter                                         7.13              6.19
   Fourth quarter                                        6.88              5.13

FISCAL 1998
   First quarter                                         5.81              3.94
   Second quarter                                        5.38              4.38
   Third quarter                                         4.63              3.09
   Fourth quarter                                        4.50              2.56

FISCAL 1999
   First quarter                                         3.81              3.00
   Second quarter (through April  27, 1999)              3.47              3.00

         The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements and such other factors as the Board of Directors deems relevant. In addition, pursuant to the terms of the Company's 7% Subordinated Notes (the "7% Notes"), no dividends may be paid on any capital stock of the Company until the 7% Notes have been paid in full.

8. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

        The discussion in the Introduction, this Section 8, and elsewhere in this Offer to Purchase contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this Offer to Purchase, the words "anticipate," "believe," "plans," "estimate," "intend," "has or may consider" and "expect" and similar expressions are intended to identify such forward-looking statements. Such factors include, but are not limited to, the availability of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; competitive factors, such as the introduction of new hotels or renovation of existing hotels in the same markets; changes in travel patterns which could affect demand for the Company's hotels; changes in development and operating costs, including labor, construction, land, equipment, and capital costs; general business and economic conditions; and other risk factors described from time to time in the Company's reports filed with the Commission. Some or all of the factors are beyond the Company's control. There can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievement expressed or implied by such forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not greater than $4.00 nor less than $3.375 per share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. In addition, the Offer may give stockholders the opportunity to sell Shares at prices greater than market prices prevailing immediately prior to announcement of the Offer. The Offer would allow Odd Lot Holders whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on the Nasdaq. Stockholders who decide not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. To the extent the purchase of Shares in the Offer results in a reduction of the number of stockholders, the costs of the Company for services to stockholders may be reduced.

         The Company's Board of Directors believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. The Company's Board of Directors believes that the Offer constitutes a prudent use of the Company's financial resources, given the Company's business profile, assets and prospects. The amounts required to fund the Offer and pay related expenses will be provided by the Company's Line-of-Credit described in Section 10. As of April 27, 1999, the Company had available for borrowing approximately $6.7 million under its Line-of-Credit. The Company believes that its Line-of-Credit, along with cash generated from operations, will be sufficient to finance the Offer and the Company's working capital needs and capital expenditures. Accordingly, the Offer is consistent with the Company's goal of increasing stockholder value.

         The Company believes that, upon the completion of the Offer, the Shares will continue to be quoted on the Nasdaq National Market.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

         Shares that the Company acquires pursuant to the Offer will be cancelled and returned to the status of authorized but unissued stock and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of Nasdaq or any other securities exchange on which the Shares are listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plan or compensation programs for directors. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

         The Company has from time to time and will continue to explore strategic arrangements, transactions and opportunities consistent with the Company's goal of increasing stockholder value. Such strategic transactions could include acquisitions, joint ventures or corporate restructurings. The
Company does not currently have any plans to enter into any strategic transactions. The Company's decision to enter into any strategic transaction in the future will depend upon a number of factors, including, without limitation, the Company's business and financial position, its corporate strategies, general economic and market conditions, and the market value of its businesses and the Shares. In the event that the Company enters into a strategic transaction in the future and such transaction increases the market value of the Shares, however, the stockholders who tender their Shares in this Offer will not realize any of the potential value of such transaction.

         The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Any additional purchase may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, under the Exchange Act rules, the Company and its affiliates are prohibited from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the results of the Offer, the market price of the Shares, the Company's business and financial position and general economic and market conditions.

         As described in the Company's proxy statement for its annual meeting to be held May 27, 1999, a copy of which has been mailed to the Company's stockholders together with this Offer to Purchase, the Company's Board of Directors has nominated a slate of five directors to be elected to its Board of Directors, a reduction in the size from the current seven-member Board of Directors. One of the nominees is not currently a member of the Company's Board of Directors.

         Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any change in the present management of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Certificate of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

         As of April 27, 1999, there were 6,043,132 Shares outstanding and 2,031,033 Shares issuable upon the exercise of all outstanding options, warrants or other convertible securities issued by the Company. As of April 27, 1999, the Company's current directors and executive officers as a group (9 persons) beneficially owned 2,235,667 Shares (including 1,193,884 Shares issuable upon the exercise of options, warrants or other convertible securities issued by the Company which are exercisable within 60 days of such date), which constituted approximately 30.9% of the outstanding Shares (including Shares issuable if options, warrants and other convertible securities issued by the Company held by the Company's directors and executive officers exercisable within 60 days of such date were exercised) at such time. If the Company purchases 1,000,000 Shares pursuant to the Offer (approximately 16.6% of the outstanding Shares as of April 27, 1999) and no director or executive officer, other than Mr. Bernardo, a director of the Company who may tender up to 20,000 Shares, tenders Shares pursuant to the Offer (as is intended by the directors and executive officers), then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 35.5% of the outstanding Shares (including Shares issuable if options, warrants and other convertible securities issued by the Company held by the Company's directors and executive officers exercisable within 60 days of such date were exercised).

         Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, other than as set forth on Schedule I attached hereto (which describes acquisitions of Shares made by the Company and Dr. Dayan, a director of the Company), neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associate or subsidiary of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to the date hereof.

         Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company

(including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10.  SOURCE AND AMOUNT OF FUNDS.

         Assuming that the Company purchases 1,000,000 Shares pursuant to the Offer at the maximum specified purchase price of $4.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $4,050,000. The Company anticipates that the funds necessary to pay such amounts will be provided through borrowings under its operating line-of-credit with Bridgeview Bank and Trust (the "Line-of-Credit") or from cash held by the Company.

         The   Line-of-Credit   (i)  has  a  limit  of  $7.0   million  (ii)  is
collateralized by a security interest in certain of the Company's assets, including its interest in various joint ventures; (iii) bears interest at an annual rate equal to the lending bank's base rate plus 1/2% (with a minimum interest rate of 7.5%); and (iv) matures October 15, 1999. At April 27, 1999, the Company had approximately $300,000 outstanding under its Line-of-Credit. A copy of the Line-of-Credit has been filed with the Commission as an exhibit to the Company's Schedule 13E-4 which was filed in connection with this Offer.

         The  Company   expects  to  repay   indebtedness   incurred  under  the
Line-of-Credit as a result of the Offer through cash flow from operations and/or future borrowings.

11.  CERTAIN INFORMATION ABOUT THE COMPANY.

         The Company is engaged in the development and construction of AmeriHost Inn(R) hotels, its proprietary hotel brand, and the ownership, operation and management of both AmeriHost Inn(R) hotels and other hotels. The AmeriHost Inn(R) brand was created by the Company to provide for the consistent, cost-effective development and operation of mid-price hotels in various markets. All AmeriHost Inn(R) hotels are designed and developed using the Company's 60 to 120 room, interior corridor and indoor pool prototype design and are located in tertiary and secondary markets.

         As of December 31, 1998, the Company owned, operated or managed 91 hotels located in 18 states. Of these hotels, 75 hotels are operated or managed under the Company's proprietary brand, the AmeriHost Inn(R). Of the 91 hotels, the Company owns a 100% or majority ownership interest in 69 hotels and a minority equity interest, ranging from 10% to 50%, in 16 hotels. Of the 85 hotels in which the Company has an ownership interest, 72 are AmeriHost Inn(R) hotels and 13 are other brands, which in most cases were acquired, renovated and repositioned in their respective marketplaces between 1987 and 1993. The majority of the other brand hotels are franchised through Days Inn, Hampton Inn, Holiday Inn and Ramada Inn. The Company also managed six hotels at December 31, 1998 for unaffiliated third parties whereby the Company has no ownership interest. Three of the six managed hotels operate as AmeriHost Inn(R) hotels. As of December 31, 1998, an additional six AmeriHost Inn(R) hotels were under construction. The Company has 100% ownership in five of these hotels, and a minority ownership interest in one.

         The principal executive office of the Company is located at 2400 East Devon Avenue, Suite 280, Des Plaines, Illinois 60018.

  SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         HISTORICAL FINANCIAL INFORMATION. The following summary historical consolidated financial information of the Company and its subsidiaries (other than the ratios of earnings to fixed charges) as of and for fiscal years 1997 and 1998 has been derived from, and should be read in conjunction with, and is qualified in its entirety by reference to, the audited consolidated financial statements of the Company as reported in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 which is incorporated herein by reference. Copies of such Annual Report may be inspected or obtained from the Commission in the manner specified in "-- Additional Information" below.

         The following summary unaudited pro forma consolidated financial information for the year ended December 31, 1998 gives effect to the purchase of the Shares pursuant to the Offer, based on certain assumptions described in the Notes to the Summary Historical and Unaudited Pro Forma Consolidated Financial Information, as if the purchase had occurred on January 1, 1998 (with respect to the statement of operations data and other data) and on December 31, 1998 (with respect to the balance sheet data). The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information and does not purport to be indicative of results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted had the purchase of the Shares pursuant to the Offer been completed at the dates indicated.


                                                                         Fiscal Year Ended December 31,
                                                            ---------------------------------------------------------

                                                                     Actual               Unaudited Pro Forma(1)
                                                                     ------               ----------------------
                                                                                      Assumed $3.375      Assumed
                                                                                      Purchase Price       $4.00
                                                                                                         Purchase
                                                                                                           Price
                                                               1997         1998           1998            1998
                                                               ----         ----           ----            ----
                                                                     (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
  Revenue                                                    $  62,666    $  68,618    $  68,618       $  68,618
  Operating costs and expenses                                  52,285       54,286       54,286          54,286
  Depreciation and amortization expense                          4,532        5,487        5,487           5,487
  Leasehold rents - hotels                                       1,729        4,192        4,192           4,192
  Corporate general and administrative                           2,140        1,569        1,569           1,569

  Operating income (loss)                                        1,980        3,084        3,084           3,084

  Interest expense, net                                          3,299        5,592        5,875           5,926

 Loss, before extraordinary item and cumulative
    effect of change in accounting principle(2)              $    (966)   $  (1,167)   $  (1,337)      $  (1,368)
                                                             =========    =========    =========       =========
  Net loss                                                   $    (966)   $  (2,796)   $  (2,966)      $  (2,996)
                                                             =========    =========    =========       =========

 Loss per share, before extraordinary item and
    cumulative effect of change in accounting principle(2)
          Basic                                              $   (0.15)   $   (0.19)   $   (0.26)      $   (0.26)
                                                             =========    =========    =========       =========
          Diluted                                            $   (0.19)   $   (0.20)   $   (0.27)      $   (0.28)
                                                             =========    =========    =========       =========

  Earnings (loss) per share:
          Basic                                              $   (0.15)   $   (0.45)   $   (0.57)      $   (0.58)
                                                             =========    =========    =========       =========
          Diluted                                            $   (0.19)   $   (0.45)   $   (0.57)      $   (0.58)
                                                             =========    =========    =========       =========

  Weighted average shares outstanding:
          Basic                                                  6,283        6,180        5,180           5,180
                                                             =========    =========    =========       =========
          Diluted                                                6,659        6,513        5,513           5,513
                                                             =========    =========    =========       =========

Ratio of earnings to fixed charges (3)                            0.59         0.66         0.63            0.63


                                                                         Fiscal Year Ended December 31,
                                                            ---------------------------------------------------------

                                                                     Actual               Unaudited Pro Forma(1)
                                                                     ------               ----------------------
                                                                                      Assumed $3.375      Assumed
                                                                                      Purchase Price       $4.00
                                                                                                         Purchase
                                                                                                           Price
                                                               1997         1998           1998            1998
                                                               ----         ----           ----            ----
                                                                     (in thousands, except per share data)
BALANCE SHEET DATA:
  Total assets                                               $  92,668    $ 115,281    $ 115,394       $ 115,415
  Line-of-Credit                                                 1,290        1,961        5,386           6,011
  Long-term debt, including current portion                     60,235       71,841       71,841          71,841
  Working capital                                               (2,208)      (6,924)     (10,518)        (11,174)
  Stockholders' equity                                          21,593       18,316       14,721          14,066
  Book value per share (4)                                        3.48         3.01         2.89            2.76

OTHER DATA:
  EBITDA (5)                                                 $   6,023    $  12,790    $  12,790       $  12,790
  Cash provided by operating activities                          1,858        5,408        5,239           5,208
  Cash provided by (used in) investing activities              (28,463)      15,555       15,555          15,555
  Cash (used in) provided by financing activities               25,926      (18,819)     (18,819)        (18,819)
_____________________

Notes to Summary  Historical  and  Unaudited  Pro Forma  Consolidated  Financial
Information

(1)      The unaudited pro forma consolidated  financial  information  assumes a total of 1,000,000  shares of common stock are  purchased at $3.375 per share and $4.00 per share  with the total  purchase  price  amounts  of
         $3,425,000  and $4,050,000  (both amounts  inclusive of expenses of the
         Offer) being  initially  financed with  borrowings  under the Company's
         Line-of-Credit.  The assumed  interest  rate used in the  unaudited pro forma consolidated  financial  information was 8.25%. Expenses directly related  to the Offer  were  assumed  to be  $50,000  and were  charged
         against   additional   paid-in   capital.   The   unaudited  pro  forma
         consolidated  financial  information gives effect to the tax expense or benefit  of all  applicable  adjustments,  as  described  above,  at an incremental rate of 40%.

(2) The Company recorded an extraordinary item of $333,000 in 1998, net of income taxes, relating to the early extinguishment of mortgage debt on hotels sold in connection with a sale/leaseback transaction. The
         Company recorded a cumulative effect of a change in accounting principle of $1,296,000 in 1998, net of income taxes, relating to the adoption of Statement of Position No. 98-5, "Reporting on the Costs of Start-up Activities."

(3)      For  purposes of the ratio of earnings  to fixed  charges  computation, earnings  are  defined as income  before  income  taxes,  extraordinary items,  the  cumulative  effect  of a change in  accounting  principle, minority  interests and  operations of  consolidated  subsidiaries  and partnerships, equity and net income and losses of affiliates, and fixed charges,  less  capitalized  interest.  Fixed charges include  interest
         expensed  and   capitalized.   The  amount  by  which   earnings   were
         insufficient  to cover fixed charges was  $1,908,000 and $2,151,000 for the fiscal years ended  December 31, 1997 and 1998 on an actual  basis, respectively  and  $2,434,000  and $2,485,000 for the fiscal year ended
         December  31,  1998 on a pro forma  basis,  assuming a $3.375  purchase price and a $4.00 purchase price, respectively.

(4) Book value per share is calculated as total stockholders' equity divided by the number of Shares outstanding at the end of the period.

(5)      EBITDA is not  defined  by  generally  accepted  accounting  principles
         ("GAAP"), however the Company believes it provides relevant information about its operations and is necessary for an understanding of the Company's operations, given its significant investment in real estate.
         EBITDA should not be considered as an alternative  to operating  income
         (as determined in accordance with GAAP) as an indicator of the Company's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. EBITDA is defined as net income, adjusted to eliminate the impact of (i) interest expense; (ii) interest and other income; (iii) leasehold rents for hotels, which the Company considers to be financing costs similar to interest; (iv) income tax expense (benefit); (v) depreciation and amortization; and (vi) gains or losses from property transactions. EBITDA for 1997, when calculated to exclude non-recurring charges for costs associated with contractual terminations and costs incurred in connection with a potential merger or acquisition which was not consummated, would have been approximately $7.9 million.



         ADDITIONAL INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (which the Company does). Reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, 1735 K Street N.W., Washington, D.C. 20006-1500, on which the Shares are listed.


12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the Nasdaq, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from Nasdaq.

         The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

         The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

13.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it would seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of Shares for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis).

         This summary does not discuss all the tax consequences that may be relevant to a particular stockholder in light of the stockholder's particular circumstances and it is not intended to be applicable in all respects to all categories of stockholders, some of whom--such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares as a position in a "straddle" or as part of a "hedge," "conversion transaction" or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than United States dollars--may be subject to different rules not discussed below.

         In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a stockholder's decision to tender Shares pursuant to the Offer.

         This summary discusses only Shares held as capital assets within the meaning of Section 1221 of the Code.

         EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER JURISDICTION.

         DIVIDEND V. SALE TREATMENT. If an exchange of Shares for cash pursuant to the Offer is treated as a sale because a stockholder meets any of the tests discussed below, the stockholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the stockholder and such stockholder's tax basis in the Shares exchanged. Such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. Calculation of gain or loss must be made separately for each block of Shares owned by a stockholder. Under the tax laws, a stockholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer.

         If a stockholder's exchange of Shares for cash pursuant to the Offer satisfies none of the tests discussed below, the receipt of cash by the stockholder will be treated as a distribution from the Company and will be taxed to the stockholder as ordinary dividend income provided the Company has sufficient current and accumulated earnings and profits. If the exchange is treated as a dividend, the tax basis of a stockholder's Shares which are exchanged for cash pursuant to the Offer is added to the tax basis of the remaining Shares of common stock of the Company which the stockholder actually or constructively owns and cannot be used to offset such stockholder's dividend income from the transaction.

         SALE TREATMENT FOR THE PURCHASE OF SHARES FOR CASH PURSUANT TO THE OFFER. An exchange of Shares for cash will be treated as a sale of Shares by the exchanging stockholder provided that at least one of the following tests is met:

         (i) as a result of the exchange the stockholder's equity interest in the Company is completely terminated (a "complete termination");

         (ii) the receipt of cash in exchange for the stockholder's Shares is "not essentially equivalent to a dividend"; or

         (iii)  as  a  result  of  the  exchange   there  is  a   "substantially
disproportionate" reduction in the stockholder's equity interest in the Company.

         In applying the foregoing tests,  the  constructive  ownership rules of
Section 318 of the Code apply. Thus a stockholder generally takes into account Shares actually owned by the stockholder as well as Shares actually (and in some cases constructively) owned by others, but which the stockholder is treated as owning by reason of the application of the constructive ownership rules.

Pursuant to the constructive ownership rules, a stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the stockholder's family and certain related entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an interest, as well as Shares which the stockholder has an option to purchase. Under certain circumstances, however, a stockholder may avoid the constructive ownership of Shares owned by family members solely for the purpose of determining whether the "complete termination" of interest test referred to above has been satisfied if
(i) the stockholder does not actually own any Shares after the purchase by the Company, and (ii) in accordance with Section 302(c)(2) of the Code, the stockholder files an effective waiver with the Internal Revenue Service ("IRS"). If a stockholder desires to file such a waiver, the stockholder should consult his or her own tax advisor.

         Complete Termination. A sale of shares pursuant to the Offer will be deemed to result in a "complete termination" of the stockholder's interest in the Company if, immediately after the sale, either:

         (i) the stockholder owns, actually and constructively, no Shares of the Company's common stock; or

         (ii) the stockholder actually owns no Shares of the Company's common stock and constructively owns only Shares of the Company's common stock as to which the stockholder is eligible to waive, and does effectively waive, such constructive ownership under the procedures described in Section 302(c)(2) of the Code, as discussed above.

         Not Essentially Equivalent to a Dividend. Even if a stockholder's receipt of cash in exchange for Shares pursuant to the Offer fails to meet the "complete termination" test, the stockholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a stockholder meets this test will depend on his or her facts and circumstances. In any case, in order to satisfy this test, the stockholder's sale of Shares pursuant to the Offer must result in a "meaningful reduction" in his or her interest in the Company taking into account the constructive ownership rules of Section 318 of the Code referred to above. The IRS has held in a public ruling that, under the particular facts of that ruling, a 3.3% reduction in the percentage stock ownership of a stockholder constituted a "meaningful reduction" when the stockholder owned .0001118% of the publicly-held corporation's stock before a redemption, owned .0001081% of the corporation's stock after the redemption, and did not exercise any control over corporate affairs. In that ruling, the IRS applied the meaningful reduction standard to three important rights attributable to stock ownership: (1) the right to vote and thereby exercise control; (2) the right to participate in current earnings and accumulated surplus; and (3) the right to share in net assets on liquidation. In measuring the change, if any, in a stockholder's proportionate interest in the Company, the meaningful reduction test is applied by taking into account all Shares that the Company purchases pursuant to the Offer, including Shares purchased from other stockholders.

         If, taking into account the constructive ownership rules of Section 318 of the Code referred to above, a stockholder owns Shares that constitute only a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the stockholder's percentage interest in all of the three rights described in the preceding sentence should be a "meaningful reduction." Such selling stockholder would, under these circumstances, be entitled to treat his or her sale of Shares to the Company pursuant to the Offer as a "sale or exchange" for U.S. federal income tax purposes.

         Substantially Disproportionate. Under Section 302(b)(2) of the Code, a sale of Shares pursuant to the Offer, in general, will be "substantially disproportionate" as to a stockholder if immediately after the sale:

         (a) The ratio of the outstanding voting stock of the Company that the stockholder then actually and constructively owns (treating as not outstanding all voting stock purchased by the Company pursuant to the Offer) is less than 80% of the ratio of the outstanding voting stock of the Company that the stockholder actually and constructively owned immediately before the sale of Shares (treating as outstanding all voting stock purchased by the Company pursuant to the Offer); and

         (b) the ratio of the fair market value of the outstanding common stock that the stockholder then actually and constructively owns (treating as not outstanding all common stock purchased by the Company pursuant to the Offer) is less than 80% of the ratio of the fair market value of the outstanding common stock that the stockholder actually and constructively owned immediately before the sale of Shares (treating as outstanding all common stock purchased by the Company pursuant to the Offer).

         CORPORATE DIVIDENDS-RECEIVED DEDUCTION. In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements set forth in Section 246 of the Code or if the Shares are treated as "debt financed portfolio stock" within the meaning of Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in the Shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate stockholder's adjusted tax basis generally will be taxable. Corporate stockholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on the adjusted tax basis of their Shares.

         OVER-SUBSCRIPTION OF THE OFFER. The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Consequently, the Company can give no assurance that a sufficient number of any stockholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

         CONSEQUENCES TO STOCKHOLDERS WHO DO NOT TENDER PURSUANT TO THE OFFER. Stockholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly report to the IRS interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's current number and that such stockholder is not subject to backup withholding. To prevent backup withholding each stockholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain non-U.S. stockholders. In order to qualify for an exemption from backup withholding, a non-U.S. stockholder must submit a properly executed IRS Form W-8 to the Depositary.

         WITHHOLDING FOR NON-U.S. STOCKHOLDERS. Although a non-U.S. stockholder may be exempt from U.S. federal backup withholding, certain payments to the non-U.S. stockholders are subject to U.S. withholding tax at a rate of 30%. The Depositary will withhold the 30% tax from gross payments made to non-U.S. stockholders pursuant to the Offer unless the Depositary determines that a non-U.S. stockholder is either exempt from the withholding or entitled to a reduced withholding rate under an income tax treaty. For purposes of this discussion, a "non-U.S. stockholder" means a stockholder who is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision of the foregoing, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. trustees have the authority to control all substantial decisions of the trust. A non-U.S. stockholder will not be subject to the withholding tax if the payment from the Company is effectively connected with the conduct of a trade or business in the United States by such non-U.S. stockholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such non-U.S. stockholder) and the non-U.S. stockholder has furnished the Depositary with a properly executed IRS Form 4224 prior to the time of payment.

         A  non-U.S.   stockholder  who  is  eligible  for  a  reduced  rate  of
withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary a properly executed IRS Form 1001 prior to the time payment is made. A non-U.S. stockholder may be eligible to obtain from the IRS a refund of tax withheld if such non-U.S. stockholder is able to establish that no tax (or a reduced amount of tax) is due.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF HIS OR HER OWN PARTICULAR CIRCUMSTANCES.

15.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date.

         Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16.  FEES AND EXPENSES.

         The Company has retained Harris Trust and Savings Bank as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services. The Company will also reimburse the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

         The Company may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer. The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17.  MISCELLANEOUS.

         The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.



                           AMERIHOST PROPERTIES, INC.
                                   May 3, 1999

                                   Schedule I
                      Certain Transactions Involving Shares

         Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, other than as set forth below, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates or subsidiaries of such directors or executive officers, has effected any transactions in the Shares during the 40 business days prior to the date hereof.


         o    Company purchases:

              Date of Purchase       Shares Purchased       Price per Share    Nature of Transaction
              ----------------       ----------------       ---------------    ---------------------

              March 10, 1999         1,000                  $3.125             Open market transaction
              March 12, 1999         1,000                  3.3125             Open market transaction
              March 15, 1999         1,600                  3.25               Open market transaction
              March 16, 1999         1,600                  3.1875             Open market transaction
              March 30, 1999         1,500                  3.3125             Open market transaction
              April 1, 1999          1,500                  3.21875            Open market transaction
              April 1, 1999          18,518                 2.75               Private transaction
              April 14, 1999         1,600                  3.25               Open market transaction
              April 16, 1999         1,600                  3.625              Open market transaction
              April 19, 1999         1,600                  3.3475             Open market transaction
              April 21, 1999         1,600                  3.4375             Open market transaction
              April 22, 1999         1,600                  3.4375             Open market transaction


         o On April 1, 1999, Salomon Dayan, a director of the Company, acquired an aggregate of 12,000 Shares in the open market. Dr. Dayan paid a purchase price of $2.875 per share for 2,000 of such Shares and $3.1875 for the remaining 10,000 such Shares.

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:



                        The Depositary for the Offer is:


                         HARRIS TRUST AND SAVINGS BANK:


     By Hand or Overnight Delivery:             By Facsimile Transmission
                                              (Eligible Institution Only):
                                                     (212) 701-7636
      Harris Trust and Savings Bank
        c/o Harris Trust Company             Confirm Receipt of Facsimile by
               of New York                             Telephone:
            Wall Street Plaza                        (212) 701-7624
       88 Pine Street, 19th Floor
        New York, New York 10005                  For Information Call:
                                                     (800) 245-7630


                        By Registered or Certified Mail:


                          Harris Trust and Savings Bank
                            c/o Harris Trust Company
                                   of New York
                                  P.O. Box 1010
                               Wall Street Station
                          New York, New York 10268-1010


         Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Company, at the telephone number and address below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                           Amerihost Properties, Inc.
                        2400 East Devon Avenue, Suite 280
                           Des Plaines, Illinois 60018
                                 (847) 298-4500

                           Please Direct Inquiries To:

                                Michael P. Holtz
                                  James B. Dale
                                 Craig S. Arnson